Exhibit 4.2

FORM OF STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [●], 2018, is entered into by and among Charah Solutions, Inc., a Delaware corporation (the “Company”), Bernhard Capital Partners Management, LP, a Delaware limited partnership, CEP Holdings, Inc., a Delaware corporation (“CEP Holdings”), the stockholders identified on the signature pages hereto, and any other persons signatory hereto from time to time (together with Charah Holdings and CEP Holdings, the “Principal Stockholders”).

WHEREAS, the Certificate of Incorporation and Bylaws of the Company have been amended and restated in connection with the initial public offering of the Company (as amended and restated from time to time, the “Certificate of Incorporation” and “Bylaws,” respectively); and

WHEREAS, in connection with, and effective upon, the completion of the Company’s initial public offering, the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among themselves.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement each Principal Stockholder is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares are subject to this Agreement.

“BCP” means Bernhard Capital Partners Management, LP and (i) its Affiliates (including Charah Holdings, LP) and (ii) investment funds it is affiliated with or manages.

“Board” means the Board of Directors of the Company.

“Bylaws” has the meaning given to such term in the recitals hereto.

“Certificate of Incorporation” has the meaning given to such term in the recitals hereto.

“Common Stock” means the common stock, par value $0.01 of the Company.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) vote 10% or more of the securities having ordinary voting power for the election of directors of a Person.

“Management Members” means the Management Members identified on the signature pages hereto.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“IPO” means the initial public offering of shares of Common Stock by the Company.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Restricted Period” has the meaning given to such term in Section 2.3(a) hereto.

“Total Number of Directors” means the total number of directors comprising the Board.

“Trigger Date” shall have the meaning given to such term in the Certificate of Incorporation.

Section 1.2    Rules of Construction.

(a)    Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b)    The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c)    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted

ARTICLE II

GOVERNANCE MATTERS

Section 2.1    Designees.

(a)    Upon the closing of the IPO, the Board shall consist of 8 directors, including Charles E. Price, Dorsey “Ron” McCall, Mark Spender, Stephen Tritch, Brian Ferraioli and Claire Babineaux-Fontenot. The Board will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms as set forth in the Certificate of Incorporation, and such directors will be removable only for “cause” as set forth in the Certificate of Incorporation.

(b)    Following the closing of the IPO, BCP shall have the right, but not the obligation, to nominate to the Board a number of designees equal to at least: (i) a majority of the Total Number of Directors, so long as BCP Beneficially Owns 50% or more of the outstanding shares of Common Stock; (ii) 40% of the Total Number of Directors, in the event that BCP Beneficially Owns 40% or more, but less than 50%, of the outstanding shares of Common Stock; (iii) 30% of the Total Number of Directors, in the event that BCP Beneficially Owns 30% or more, but less than 40%, of the outstanding shares of Common Stock; (iv) 20% of the Total Number of Directors, in the event that BCP Beneficially Owns 20% or more, but less than 30%, of the outstanding shares of Common Stock; and (v) 10% of the Total Number of Directors, in the event that BCP Beneficially Owns 5% or more, but less than 20%, of the outstanding shares of Common Stock. If BCP Beneficially Owns less than 5% of the outstanding shares of Common Stock, it shall not be entitled to designate a nominee. For purposes of calculating the number of directors that BCP is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (1 1/4) directors shall equate to two (2) directors), and any such calculations shall be made after taking into account any increase in the Total Number of Directors.

(c)    In the event that BCP has nominated less than the total number of designees BCP shall be entitled to nominate pursuant to Section 2.1(b), BCP shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case the Company and the directors shall take all Necessary Action, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware law), to (x) enable BCP to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise, and (y) designate such additional individuals nominated by BCP to fill such newly-created vacancies or to fill any other existing vacancies. Each such individual whom BCP shall actually nominate pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a director shall be referred to herein as a “BCP Director.”

(d)    CEP Holdings shall have the right, but not the obligation, to nominate Charles E. Price to the Board for so long as CEP Holdings Beneficially Owns at least 10% or more of the outstanding shares of Common Stock or Charles E. Price holds the title of Chief Executive Officer of the Company.

For the avoidance of doubt, the rights granted to BCP to designate members of the Board are additive to, and not intended to limit in any way, the rights that BCP or its Affiliates may have to nominate, elect or remove directors under the Company’s Certificate of Incorporation, Bylaws or the General Corporation Law of the State of Delaware.

The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to take all Necessary Action to effectuate the above by; (A) including the persons designated pursuant to this Section 2.1 in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, (B) nominating and recommending each such individual to be elected as a director as provided herein, (C) soliciting proxies or consents in favor thereof, and (D) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director. The Company is entitled to identify such individual(s) nominated pursuant to Section 2.1(b) as a BCP Director pursuant to this Agreement.

(e)    At any time the members of the Board are allocated among separate classes of directors, to the fullest extent permitted by law, (i) the BCP Directors shall be in different classes of directors to the extent practicable and (ii) the Company shall consult with BCP regarding the class or classes of directors to which the BCP Directors shall be designated and the Company and the Principal Stockholders shall take all Necessary Action, including using their reasonable best efforts, to cause the BCP Directors to be designated to the class or classes requested by BCP.

(f)    So long as BCP is entitled to designate one or more nominees pursuant to Section 2.1(b), BCP shall have the right to request the removal of any BCP Director (with or without cause) nominated by BCP, from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company and the Principal Stockholders shall take all Necessary Action to cause such removal.

(g)    So long as BCP Beneficially Owns at least 10% of the outstanding shares of Common Stock, the Company shall take all Necessary Action to cause any committee of the Board to include in its membership at least one BCP Director, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

(h)    Nothing in this Section 2.1 shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule.

(i)    In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal (whether by BCP or otherwise in accordance with the Company’s Certificate of Incorporation and Bylaws, as either may be amended or restated from time to time) of a BCP Director, BCP shall be entitled to designate an individual to fill the vacancy so long as the total number of persons that will serve on the Board as BCP Directors immediately following the filling of such vacancy will not exceed the total number of persons BCP is entitled to designate pursuant to Section 2.1(b) on the date of such replacement designation. The Company and the Principal Stockholders shall take all Necessary Action to cause such replacement BCP Director to become a member of the Board.

(j)    In the event that the number of nominees that BCP is entitled to designate pursuant to Section 2.1(a) decreases below the number of BCP Directors then on the Board, to the extent requested by the nominating and corporate governance committee, BCP shall promptly cause a number of BCP Directors to resign from service on the Board (and all committees thereof on which such BCP Director serves) so that the number of BCP Directors is no greater than the number of nominees BCP is entitled to designate pursuant to Section 2.1(b), and promptly thereafter the Company shall take all Necessary Action to cause the Board to cause the size of the Board to decrease by such number and to remove such BCP Director from office.

Section 2.2    Restrictions on Other Agreements. No Principal Stockholder shall, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with other Principal Stockholders, holders of shares of Common Stock that are not parties to this Agreement or otherwise).

Section 2.3    Lock-Up.

(a)    Each of the Management Members party hereto hereby agrees that, without the prior written consent of the Company and BCP, it will not, during the period ending 365 days after the date this agreement becomes effective (such period, subject to Section 2.3(c) below, the “Restricted

Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

(b)    The restrictions contained in Section 2.3(a) shall not apply to (i) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or (ii) distributions or transfers of shares of Common Stock or any security convertible into Common Stock to any of its Affiliates; provided that in the case of any transfer or distribution pursuant to this Section 2.3(b), each donee or distributee shall enter into a written agreement containing substantially identical restrictions to those set forth in the preceding paragraph and this paragraph.

(c)    The Company and BCP hereby agree to notify the Management Members if either the Company or BCP intends to take the position on any tax return, or in any federal, state, or local audits, examinations, investigations, or other administrative or court proceedings with respect to income taxes that the pre-IPO contributions to the Company by BCP and the other Principal Stockholders did not qualify under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything herein to the contrary, if (i) the Company or BCP notifies the Management Members in accordance with the immediately preceding sentence that the Company or BCP intends to take the position that the pre-IPO transactions did not qualify under Section 351(a) of the Code or (ii) in the reasonable opinion of tax advisors to the Company or the Management Members, the pre-IPO contributions to the Company by BCP and the other Principal Stockholders did not qualify under Section 351(a) of the Code, then the Restricted Period set forth in Section 2.3(a) above shall be the period ending 180 days after the date of this agreement.

ARTICLE III

EFFECTIVENESS AND TERMINATION

Section 3.1    Effectiveness. Upon the closing of the IPO, this Agreement shall thereupon be deemed to be effective. However, to the extent the closing of the IPO does not occur, the provisions of this Agreement shall be without any force or effect.

Section 3.2    Termination. This Agreement shall terminate upon the earlier to occur of (a) such time as none of the Principal Stockholders Beneficially Own any shares of Common Stock and (b) the delivery of written notice to the Company by all of the Principal Stockholders then owning shares of Common Stock requesting the termination of this Agreement. Further, at such time as a particular Principal Stockholder no longer Beneficially Owns any shares of Common Stock, all rights and obligations of such Principal Stockholder under this Agreement shall terminate and such Principal Stockholder shall no longer be a party to this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(a)	If to the Company, to:

Charah Solutions, Inc.

12601 Plantside Dr.

Louisville, KY 40299

Attention: Bruce Kramer

E-mail: BKramer@charah.com

(b)	If to BCP, to:

Bernhard Capital Partners

400 Convention Street, Suite 1010

Baton Rouge, LA 70802

Attention: Jeff Koonce

E-mail: koonce@bernhardcapital.com

Section 4.2    Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 4.4    Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 4.5    Further Assurances. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 4.6    Governing Law; Equitable Remedies. THIS AGREEMENT AND ANY CLAIMS AND CAUSES OF ACTION HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The

parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.7    Consent to Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents, to the fullest extent permitted by law, to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 4.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.8    Amendments; Waivers.

(a)    No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.9    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Principal Stockholders may each assign any of its respective rights hereunder to any of its Affiliates, provided any such Affiliate execute a joinder to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

CHARAH SOLUTIONS, INC.

By:
Name:	Charles E. Price
Title:	President and Chief Executive Officer

Signature Page to Stockholders’ Agreement

PRINCIPAL STOCKHOLDERS:

BERNHARD CAPITAL PARTNERS MANAGEMENT, LP

By:
Name:
Title:

CEP HOLDINGS, INC.

By:
Name:	Charles E. Price
Title:

[INSERT SIGNATURE BLOCKS FOR MEMBERS OF MANAGEMENT]

Signature Page to Stockholders’ Agreement